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EXHIBIT 11.1
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
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

                                                                Year Ended December 31
                                           1997       1996       1995       1994       1993       1992
Basic
Net income                                 $667,253   $616,615   $565,476   $522,744   $473,729   $404,397

Average basic common shares                 210,243    220,364    226,665    229,317    235,189    239,196

Earnings per common share - basic          $   3.17   $   2.80   $   2.49   $   2.28   $   2.01   $   1.69


Diluted
Net income                                 $667,253   $616,615   $565,476   $522,744   $473,729   $404,397

Average common shares outstanding           210,243    220,364    226,665    229,317    235,189    239,196
Incremental shares outstanding <F1>           3,237      3,122      2,879      2,761      2,616      2,445
Average diluted common shares               213,480    223,486    229,544    232,078    237,805    241,641

Earnings per common share - diluted        $   3.13   $   2.76   $   2.47   $   2.25   $   1.99   $   1.67


<F1> Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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